Exhibit 99.4

Ernst & Young LLP 5 Houston Center Suite 2400 1401 McKinney Street Houston, TX 77010	Tel: +1 713 750 1500 Fax: +1 713 7501501 ey.com

Report of Independent Auditors

To the Board of Directors of QuarterNorth Energy Inc.,

Opinion

We have audited the consolidated financial statements of QuarterNorth Energy Inc. (the Company), which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from August 27, 2021 to December 31, 2021, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Other Information

Management is responsible for the other information. The other information comprises the information included in the annual report but does not include the financial statements and our auditor’s report thereon. Our opinion on the financial statements does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and consider whether a material inconsistency exists between the other information and the financial statements, or the other information otherwise appears to be materially misstated. If, based on the work performed, we conclude that an uncorrected material misstatement of the other information exists, we are required to describe it in our report.

March 31, 2022

QUARTERNORTH ENERGY INC.

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2021

(In thousands, except share amounts)

Assets
Current assets:
Cash and cash equivalents	$218,512
Accounts receivable, net	137,416
Materials and supplies	27,894
Assets held for sale	53,925
Other current assets	36,323

Total current assets	474,070

Proved properties, net	1,010,313
Unproved properties, not subject to amortization	174,120
Other property and equipment, net	3,168
Derivative contracts	182
Restricted cash	242
Other assets	11,601

Total assets	$1,673,696

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$29,641
Accrued liabilities	69,020
Derivative contracts	36,703
Current maturities of debt	15,000
Current portion of asset retirement obligations	10,553
Other current liabilities	39,931

Total current liabilities	200,848

Long-term debt	265,294
Asset retirement obligations	182,961
Deferred income taxes	3,380
Derivative contracts	1,064
Other long-term liabilities	12,855

Total liabilities	666,402

Commitments and contingencies (see Note 12)
Stockholders’ equity:
Common stock, par value $0.01; 50,000,000 shares authorized; 6,973,765 shares issued and outstanding as of December 31, 2021	70
Additional paid-in capital	995,695
Retained earnings	11,529

Total stockholders’ equity	1,007,294

Total liabilities and stockholders’ equity	$1,673,696

See notes to consolidated financial statements

QUARTERNORTH ENERGY INC.

CONSOLIDATED STATEMENT OF OPERATIONS

PERIOD FROM AUGUST 27, 2021 THROUGH DECEMBER 31, 2021

(In thousands)

Revenues:
Oil revenue	$169,402
Natural gas revenue	18,127
Natural gas liquids revenue	8,250
Other revenue	17,007

Total revenues	212,786

Operating expenses:
Lease operating expense	50,090
Decommissioning cost of goods sold	7,430
Depletion, depreciation and amortization	68,258
General and administrative expense	3,334
Insurance expense	8,052
Accretion expense	5,547
Other operating expense	1,676

Total operating expenses	144,387

Income from operations	68,399
Other income (expense), net:
Interest income (expense)	(9,393)
Commodity derivative income (loss)	(44,112)
Other	17

Income before income taxes	14,911
Income tax expense	(3,382)

Net income	$11,529

See notes to consolidated financial statements

QUARTERNORTH ENERGY INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

PERIOD FROM AUGUST 27, 2021 THROUGH DECEMBER 31, 2021

(In thousands)

Cash flows from operating activities:
Net income	$11,529
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization in interest expense	332
Accretion of asset retirement obligations	5,547
Depreciation, depletion and amortization	68,258
Risk management activities	21,177
Deferred income tax expense	3,380
Changes in operating assets and liabilities:
Accounts receivable and other assets	61,595
Accounts payable and other liabilities	(120,748)
Expenditures on asset retirement obligations, net	(2,392)

Net cash provided by operating activities	48,678

Cash flows from investing activities:
Additions to property and equipment	(19,046)
Acquisitions, net of cash received	(12,171)

Net cash used in investing activities	(31,217)

Cash flows from financing activities:
Proceeds from debt issuance, net of discount	181,300
Repayments of first lien term loan	(18,599)
Debt issuance costs	(1,338)
Payment of finance lease	(79)
Issuance of common stock	40,009

Net cash provided by financing activities	201,293

Net increase in cash and cash equivalents, including restricted cash	218,754
Cash and cash equivalents, including restricted cash, beginning of period	—

Cash and cash equivalents, including restricted cash, end of period	$218,754

See notes to consolidated financial statements

QUARTERNORTH ENERGY INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

PERIOD FROM AUGUST 27, 2021 THROUGH DECEMBER 31, 2021

(In thousands, except share amounts)

			Additional
	Common Stock		Paid-In	Retained
	Shares	Amount	Capital	Earnings	Total
Balance, beginning of period	—	$—	$—	$—	$—
Issuance of common stock	6,044,497	61	787,217	—	787,278
Issuance of warrants	—	—	208,478	—	208,478
Issuance of common stock from exercise of warrants	929,268	9	—	—	9
Net income	—	—	—	11,529	11,529

Balance, end of period	6,973,765	$70	$995,695	$11,529	$1,007,294

See notes to consolidated financial statements

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are in thousands of dollars.

Note 1—Basis of Presentation and Summary of Significant Accounting Policies

Description of Company

QuarterNorth Energy Inc. (“QuarterNorth”, “we”, “us”, “our” or “the Company”) was incorporated in Delaware on June 4, 2021, and amended as of July 16, 2021. On June 4, 2021, the Company formed four indirect wholly owned subsidiaries: QuarterNorth Energy Holding Inc.; QuarterNorth Energy Intermediate Inc.; QuarterNorth Energy LLC; and Mako Buyer 2 LLC. All four entities are Delaware corporations or limited liability companies, and were formed in contemplation of the Acquisition (as defined herein).

Business Operations and Strategy

QuarterNorth is an independent oil and natural gas producer with substantially all of its operations in the U.S. Gulf of Mexico (“GOM”). We commenced operations on August 27, 2021, when QuarterNorth Energy LLC purchased certain oil and natural gas properties (“the Acquisition”) from Fieldwood Energy Inc. and subsidiaries (“Fieldwood”) pursuant to a purchase and sale agreement (the “Purchase Agreement”). We are active in the exploration, operations, exploitation, development and acquisition of oil and gas properties. We maintain offices in Houston, Texas (headquarters) and Lafayette, Louisiana, as well as certain other shore-based field locations in Louisiana and Texas. We had 552 employees as of December 31, 2021.

We operate our business through ourselves and our consolidated subsidiaries. Our oil and gas properties are owned and operated by QuarterNorth Energy LLC.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These financial statements cover the period from August 27, 2021, the date we commenced operations, through December 31, 2021.

In preparing the accompanying consolidated financial statements, we have reviewed, as determined necessary by management, events that have occurred after December 31, 2021, up until the issuance of the consolidated financial statements, which occurred on March 31, 2022.

See Note 5—Debt, Note 7—Risk Management Activities, Note 8—Stockholders’ Equity, and Note 13—Assets Held for Sale, for information regarding subsequent events.

Summary of Significant Accounting Policies

Accounts Receivable. We sell oil and natural gas to various customers and participate with other parties in the drilling, completion, and operation of oil and natural gas wells. Joint interest and oil and natural gas sales receivables related to our operations are generally unsecured. The purchasers of the Company’s oil and natural gas production consist of independent marketers, major oil and natural gas companies and gas pipeline companies.

Asset Retirement Obligations (“AROs”). We record the fair value of a liability for a legal obligation to retire a tangible long-lived asset in the period in which the liability is incurred and can be reasonably estimated with the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period and the capitalized costs are amortized using the unit-of-production method. The accretion expense is recorded as an operating expense. Estimates of AROs are revised as information about material changes to the liability becomes known. Revisions are recorded as adjustments to existing liabilities and to the carrying amount of the related assets. Settlement gains or losses are charged to oil and natural gas properties. Our AROs relate primarily to the plugging and abandonment of oil and natural gas wells and to the decommissioning of related pipelines, facilities and structures. See Note 6 for further information.

Cash and Cash Equivalents. Cash and cash equivalents represent unrestricted cash on hand, demand deposits, and investments with original maturities of three months or less. We consider cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Concentration of Credit Risk. We extend credit, primarily in the form of uncollateralized oil and natural gas sales and joint interest owners’ receivables, to various companies in the oil and natural gas industry, which results in a concentration of credit risk. The concentration of credit risk may be affected by changes in economic or other conditions within the oil and natural gas industry and may accordingly impact our overall credit risk. We believe our joint interest partners specific to our owned and operated properties primarily consist of large independent oil and natural gas companies and the risk of these unsecured receivables is substantially mitigated by the size, reputation and nature of the companies to which we extend credit.

The following table lists the percentage of our consolidated oil and natural gas revenues with purchasers that accounted for more than 10% of our consolidated oil, natural gas, and natural gas liquids revenues for the period from August 27, 2021 through December 31, 2021:

BP Products N.A., Inc.	26%
Exxon Mobil Corp.	25%
Shell Trading (US) Co.	22%

Our allowance for doubtful accounts is based on estimates of future uncollectible accounts. In evaluating the collectability of accounts receivable, we make judgments regarding each party’s ability to make required payments, economic events, and other factors. As the financial condition of any party changes, circumstances develop or additional information becomes available, adjustments to an allowance for doubtful accounts may be required.

We use commodity derivative contracts to mitigate the effects of commodity price fluctuations. These derivative contracts expose us to counterparty credit risk. Our counterparties are generally major banks, commodity trading firms, or financial institutions. All derivative contracts are executed under master agreements, which allow us, in the event of default, to elect early termination of all contracts with the defaulting counterparty. If we choose to elect early termination, all asset and liability positions with the defaulting counterparty would be net settled at the time of election. We monitor the creditworthiness of our counterparties. However, we are not able to predict sudden changes in our counterparties’ creditworthiness. Should a financial counterparty not perform, we may not realize the benefit of some of our derivative contracts under lower commodity prices, and we may incur a loss.

Consolidation Policy. Our consolidated financial statements include the accounts of majority-owned, controlled subsidiaries. When we do not have the ability to exert significant influence, the cost method is used. Undivided interests in oil and gas joint ventures, pipelines, processing facilities, and certain other assets are consolidated on a proportionate basis.

Contingencies. Certain conditions may exist as of the date our consolidated financial statements are issued, which may result in a loss to us, but which will only be resolved when one or more future events occurs or fails to occur. Our management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise in judgment.

In assessing loss contingencies related to legal or regulatory matters that are pending against us or unasserted claims that may result in such proceedings, our management, and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in our consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss (if determinable and material), is disclosed.

Liabilities for environmental remediation costs arising from claims, assessments, litigation, fines, and penalties and other sources are charged to expense when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Management believes we are in material compliance with all applicable federal, state, local and foreign laws and regulations associated with our properties.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Derivative Contracts. We recognize derivative contracts at fair value as either assets or liabilities. Changes in fair value are recognized in earnings and included in other income unless designated as a hedging instrument. We have elected not to designate price risk management activities as accounting hedges under applicable accounting guidance. Derivative assets and liabilities are netted whenever we have a legally enforceable master netting agreement with the counterparty to a derivative contract. The related cash flow impact of our derivative activities is reflected as cash flows from operating activities.

Fair Value Measurements. Assets and liabilities required to be measured at fair value are categorized within the fair value hierarchy into one of three different levels depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1 for the asset or liability, either directly or indirectly through market-corroborated inputs. Level 3 inputs are unobservable inputs for the asset or liability reflecting significant modifications to observable related market data or our assumptions about pricing by market participants. Refer to Note 9—Fair Value Measurements for a further discussion.

Financing Costs. Costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense over the term of the related debt. If these costs are associated with a related debt issuance, they are netted against the debt instrument in our consolidated balance sheet.

General and Administrative Expense. General and administrative expenses are reported net of recoveries from owners in properties operated by us and net of amounts related to lease operating activities or capitalized pursuant to the full cost method of accounting. We capitalized general and administrative expenses of $5.5 million for the period from August 27, 2021 through December 31, 2021.

Income Taxes. We use the liability method of accounting for income taxes in accordance with the Income Taxes Topic of the Accounting Standards Codification. Under this method, deferred tax assets and liabilities are determined by applying tax rates in effect at the end of a reporting period to the cumulative temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

The effects of changes in tax rates and laws on deferred tax balances are recognized in the period in which the new legislation is enacted. In assessing the need for a valuation allowance on our deferred tax assets, we consider whether it is more likely than not that some portion or all of them will not be realized.

We recognize uncertain tax positions in our financial statements when it is more likely than not that we will sustain the benefit taken or expected to be taken. We classify interest and penalties related to uncertain tax positions in income tax expense. See Note 14—Income Taxes for additional information.

Lease Operating Expense. Lease operating expense includes labor, materials and supplies, repairs, maintenance, transportation, allocated overhead costs, ad valorem taxes and other costs incidental to production net to our ownership interests.

Materials and Supplies. We maintain inventories which include costs of materials, supplies, and production equipment to be used in drilling and abandonment operations, carried at net realizable value. During 2021, we did not incur material write-downs related to materials or supplies.

Oil and Natural Gas Properties.

December 31, 2021
Proved properties	$1,078,013
Accumulated depreciation, depletion and amortization	(67,700)

Proved properties, net	$1,010,313

Unproved properties, not subject to amortization	$174,120

We follow the full cost method of accounting for oil and natural gas properties. Under this method, all costs related to the acquisition, exploration, and development of oil and natural gas reserves are capitalized and accumulated in a single cost center representing our activities. Such costs include lease acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties, costs of drilling both productive and nonproductive wells, and general and administrative expenses directly related to acquisition, exploration, and development activities, and do not include any costs related to production, general corporate overhead or similar activities.

Under full cost accounting, we may exclude certain unevaluated costs from the amortization base pending determination of whether proved reserves can be assigned to such properties. The costs classified as unevaluated are transferred to the amortization base as the properties are developed, tested and evaluated. At least annually, we test these assets for impairment based on an evaluation of management’s expectations of future pricing, evaluation of lease expiration terms, and planned project development activities. Unevaluated costs of $0.3 million were transferred to the amortization base during 2021.

Oil and natural gas properties included in the amortization base are amortized using the units-of-production method based on production and estimates of proved reserves quantities. In addition to costs associated with evaluated properties and capitalized asset retirement obligations (“ARO”), the amortization base includes estimated future development costs to be incurred in developing proved reserves as well as estimated plugging and abandonment costs, net of salvage value, related to developing proved reserves. Future development costs related to proved reserves are not recorded as liabilities on the balance sheet, but are part of the calculation of depletion expense.

Our capitalized costs are limited to a ceiling based on the present value of future net revenues from proved reserves, computed using a discount factor of 10 percent, plus the lower of cost or estimated fair value of unproved oil and natural gas properties not being amortized less the related tax effects. Any costs over the ceiling are recognized as a non-cash impairment expense in our consolidated statement of operations and an increase to accumulated depreciation, depletion, and amortization on our consolidated balance sheet. The expense may not be reversed in future periods, even though higher crude oil, natural gas and natural gas liquids prices may subsequently increase the ceiling. We perform this ceiling test calculation each quarter.

We utilize SEC pricing when performing the ceiling test. We also hold prices and costs constant over the life of the reserves, even though actual prices and costs of oil and natural gas are often volatile and may change from period to period. We did not record a ceiling test impairment

Other Property and Equipment.

December 31, 2021
Other property and equipment	$3,726
Accumulated depreciation	(558)

Other property and equipment, net	$3,168

Other property and equipment, which consists primarily of office furniture, equipment, computers and computer software, is stated at cost. Also included in this category are several sets of equipment for plugging and abandoning oil and gas wells. The plugging and abandoning equipment had a fair value on the acquisition date of $2.2 million. Depreciation on other property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, which range from three to five years.

Restricted Cash. Our restricted cash serves as collateral for certain of our obligations. These restricted funds are generally invested in interest-bearing accounts.

Revenue Recognition. We recognize revenue from the sale of oil, natural gas, and natural gas liquids when our performance obligations are satisfied. Our contracts with customers are primarily short-term (within a year). Our responsibilities to deliver a unit of crude oil, natural gas liquids, and natural gas under these contracts represent separate, distinct performance obligations. These performance obligations are satisfied at the point in time control of each unit is transferred to the customer. Pricing is primarily determined utilizing a particular pricing or market index, plus or minus adjustments reflecting quality or location differentials.

We record oil and natural gas revenues based upon physical deliveries to our customers, which can be different from our net revenue ownership interest of production. These differences create imbalances that we recognize as a liability only when the estimated remaining recoverable reserves of a property will not be sufficient to enable the under-produced party to recoup its entitled share through production. We do not record receivables for those properties in which we have taken less than our ownership share of production.

Other Revenue

The following table presents other revenue information for the period from August 27, 2021 through December 31, 2021 are presented below:

Production handling/pipeline transportation	$5,147
Turnkey arrangement	10,088
Other	1,772

$17,007

We provide services related to certain production handling arrangements and pipeline transportation contracts. For the majority of these contracts, we promise to perform a series of distinct integrated services over a period of time, which is a single performance obligation, and the transaction price includes fixed or variable consideration, or a combination of both. The amount of consideration is determinable at contract inception or at each month’s end based on the value of services provided to the customer in that month. Revenue is recognized over the service period specified in the contract as the services are rendered using a time-based (passage of time) or units-based (units of service transferred) method for measuring progress towards satisfaction of the performance obligation. Payment is generally received from the customer in the month of service or the month following the service. Contracts with customers generally are a combination of month-to-month and multi-year agreements.

We have entered into agreements to plug, abandon, decommission and remove certain third-party assets in GOM. These services are performed under turnkey arrangements where the transaction price is fixed. The fixed prices are subject to change for certain qualified conditions. Revenue is recognized when the Company satisfies the performance obligation at a point in time.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the period. Estimates and judgments are based on information available at the time such estimates and judgments are made. Adjustments made with respect to the use of these estimates and judgments often relate to information not previously available. Actual results could differ materially from estimated amounts.

Note 2—Supplemental Disclosures to the Balance Sheet and the Statement of Cash Flows

The following tables show additional balance sheet information as of December 31, 2021.

Accounts receivable
Operating revenues	$49,635
Joint interest receivables, net	78,767
Other	9,014

$137,416

Other current assets
Prepaids and other	$6,303
Decommissioning work-in-progress	7,819
Other	22,201

$36,323

Other assets
Right-of-use asset	$10,963
Oil & natural gas imbalances receivable	510
Other	128

$11,601

Accrued liabilities
Production expense	$19,938
Capital/Decommissioning	17,142
Accrued royalties	10,057
Accrued interest	2,937
Other	18,946

$69,020

Other current liabilities
Compressor lease	$991
Lease obligation	2,382
Other	36,558

$39,931

Other long-term liabilities
Compressor lease	$3,101
Lease obligation	8,904
Other	850

$12,855

Supplemental Cash Flow Information

Supplemental disclosures to the statement of cash flows for the period from August 27, 2021 through December 31, 2021 are presented below.

Supplemental disclosures of cash payments (receipts):
Interest paid, net of amounts capitalized	$5,792
Noncash investing and financing activities:
Fieldwood Energy Acquisition
Assumption of net working capital liability	2,072
Assumption of debt	118,599
Issuance of stock warrants	208,478
Transfer of note receivable as consideration	747,278

Note 3—Fieldwood Energy Acquisition

On August 27, 2021 (“Effective Date”, or “Acquisition Date”), we acquired from Fieldwood certain GOM oil and natural gas properties, pursuant to a purchase and sale agreement (the “PSA”).

Preliminary Purchase Price Allocation

We have accounted for the acquisition as a business combination, using the acquisition method. The following table represents the preliminary allocation of the total purchase price to the identifiable assets acquired and the liabilities assumed based on the fair values as of the acquisition date. Certain data necessary to complete the purchase price allocation is not yet available, and includes, but is not limited to, the final settled amount of the working capital liability assumed from Fieldwood, the valuation of pre-acquisition contingencies, and the effect changes to those amounts will have on the valuation of the issued stock warrants. We expect to complete the purchase price allocation during the 12-month period following the acquisition date, during which time the value of the assets, liabilities, and the stock warrants may be revised as appropriate.

Consideration:
Cash	$12,171
Net working capital liability assumed (1)	2,072
Debt assumed	118,599
Credit bid amount	747,278
Warrants, at fair value	208,478

$1,088,598

Fair Value of Assets Acquired:
Oil and natural gas properties (2)	$1,213,146
Investment in Fieldwood Mexico	53,925
Materials and supplies	26,931
Other assets	3,657

$1,297,659

Fair Value of Liabilities Assumed:
Commodity derivatives	$16,408
Asset retirement obligations	192,653

$209,061

Total identifiable net assets	$1,088,598

(1)

In accordance with the PSA, certain of Fieldwood’s working capital assets and liabilities were assumed by QuarterNorth on the closing date, and have been reflected as adjustments to the purchase price consideration.

(2)

In estimating the fair value of the oil and natural gas properties, the Company used an income approach, which incorporated the estimated reserve cash flows, risked by reserve category and discounted using a weighted average cost of capital rate of 12%. Oil and natural gas pricing was derived from NYMEX future prices and research analysts’ estimated pricing. This estimation includes the use of unobservable inputs, such as estimated future production, oil and natural gas revenues and expenses. The use of these unobservable inputs results in the fair value estimate being classified as Level 3.

Note 4—Leases

We primarily lease office spaces and production equipment, as well as marine transport vessels, tugboats, helicopters, and other facilities and equipment. At inception, contracts are reviewed to determine whether the agreement contains a lease. A contract is considered a lease when the arrangement either explicitly or implicitly conveys the right to control the use of the identified property, plant or equipment for a period of time in exchange for consideration. In order to obtain control, we must obtain substantially all of the economic benefits for the use of the identified asset and have the right to direct the use of the identified asset. Leases are evaluated for classification as operating or finance leases at the commencement date of the lease and right-of-use assets and corresponding liabilities are recognized on our consolidated balance sheet based on the present value of future lease payments relating to the use of the underlying asset during the lease term. The discount rate used to determine present value is the rate implicit in the lease unless the rate cannot be determined, in which case an incremental borrowing rate is used. The incremental borrowing rate reflects the estimated rate of interest we would incur over a similar term for an amount equal to the lease payments on a collateralized basis in a similar economic environment.

We have elected to account for lease and non-lease components in our contracts as a single lease component for all asset classes. Lease agreements may include options to renew the lease, terminate the lease or purchase the underlying asset. We determine the lease term at the lease commencement date as the non-cancelable period of the lease, including options to extend or terminate the lease when such an option is reasonably certain to be exercised. Factors we use to assess the reasonable certainty of rights to extend or terminate a lease include current and forecasted drillings plans, anticipated changes in development strategies, historical practice in extending similar contracts and current market conditions. We have elected to not apply the recognition requirements of Topic 842 to leases with durations of twelve months or less (i.e. short-term).

Lease Balances

The following table summarizes the present value of the fixed lease payments recorded as right-of-use assets and liabilities, including the balance sheet presentation, as of December 31, 2021.

Operating leases:
Other assets	$8,164
Other current liabilities	2,131
Other long-term liabilities	6,057

Total operating lease liabilities	$8,188

Financing leases:
Other assets	$2,799
Other current liabilities	251
Other long-term liabilities	2,847

Total financing lease liabilities	$3,098

Lease Costs

The following table presents the components of lease costs incurred during the period from August 27, 2021, through December 31, 2021. The amounts shown are gross and have not been adjusted to reflect amounts recovered or reimbursed from other working interest owners.

Operating lease cost	$895
Financing lease cost
Interest on lease liabilities	87
Amortization of right-of-use assets	105
Short-term lease cost	164

Total lease cost	$1,251

Minimum Future Commitments

The following table shows our minimum future commitments related to leases as of December 31, 2021, on an undiscounted basis with a reconciliation to the discounted present value recognized on our consolidated balance sheet.

	Operating Leases	Financing Leases
2022	$2,410	$497
2023	2,067	497
2024	1,726	497
2025	612	497
2026	612	425
Thereafter	3,224	2,173

Total lease payments	10,651	4,586
Imputed interest	(2,463)	(1,488)

Total	$8,188	$3,098

Lease Terms and Discount Rate

The following table presents the weighted average remaining lease terms and weighted average discount rate as of December 31, 2021.

Weighted average remaining lease term:
Operating leases	6.7 years
Financing leases	10.1 years
Weighted average discount rate:
Operating leases	8.31%
Financing leases	8.31%

Supplemental Cash Flow Information

The following table presents supplemental cash flow information related to our leases for the period from August 27, 2021 through December 31, 2021.

Operating cash outflow from financing leases	$87
Financing cash outflow from financing leases	79
Operating cash outflow from operating leases	1,052

Note 5—Debt

We had the following debt outstanding as of December 31, 2021:

First Lien Term Loan, variable rate, due 2025	$100,000
Second Lien Term Loan, variable rate, due 2026	185,000
Less: unamortized discount	(3,445)
Less: unarmortized debt issuance costs	(1,261)

Total debt, net	280,294
Less current portion	(15,000)

Total long-term debt, net	$265,294

First Lien Term Loan, due August 2025. On August 27, 2021, QuarterNorth Energy Holding Inc., as borrower, and its parent entity and subsidiaries, as guarantors, entered into the Third Amended and Restated First Lien Term Loan Agreement (“FLTL”), with lenders party thereto and Goldman Sachs Bank USA, as administrative agent and collateral agent for the lenders. The initial aggregate principal amount of loans outstanding under the agreement totaled $118.6 million. The loan equaled the principal amount of loans outstanding for Fieldwood Energy immediately prior to the credit bid purchase and sale to QuarterNorth. Payment terms under the FLTL include the following:

•	Commencing with the quarter ending September 30, 2021, we are required to make, subject to certain exceptions, quarterly principal repayments of $3.8 million;

•

the Company is required to pay 100% of net proceeds of any sale of assets, which include the possible sale of our investment in Fieldwood Mexico B.V, subject to certain provisions within the agreement;

•

the Company shall have the right at any time and from time to time to prepay the FLTL in whole or in part, without premium or penalty, in an aggregate principal amount that is an integral multiple of $0.5 million and not less than $1.0 million;

•	Any amount equal to the then unpaid principal amount is due on August 27, 2025

Borrowings under the FLTL bear interest at either an alternative base rate (ABR) plus an applicable margin ranging from 4.0%-5.0% or LIBOR plus an applicable margin ranging from 5.0%-6.0% with a 1.00% LIBOR floor. The applicable margin (as defined in the agreement) varies with the change in aggregate borrowings outstanding under the loan as well as the Company’s asset coverage ratio. Interest payments are due each quarter and the maturity date of the loan is August 27, 2025.

Obligations under the FLTL are secured by liens on substantially all of our assets. The FLTL requires ongoing compliance with affirmative and negative covenants, including minimum hedging requirements and certain financial covenants. QuarterNorth is obligated to maintain on the last day of each fiscal quarter a consolidated total net leverage ratio of, or less than, 2.25 to 1.00. Further, QuarterNorth is obligated to maintain an asset coverage ratio, as of the last day of any fiscal quarter to be 2.25 to 1.00 or greater.

Subsequent Event

During the first quarter of 2022, the Company sold its Fieldwood Mexico B.V. asset to PJSC Lukoil Oil Company and received cash proceeds of $53.6 million. On March 22, 2021, the FLTL was amended as follows:

•	the mandatory prepayment amount related to the Mexico transaction was reduced to $35 million. The payment was made on March 22, 2022;

•	the facility borrowing limit was adjusted to $100 million, with $65 million funded and $35 million unfunded as of the amendment date;

•	the $35 million unfunded amount is available as multi-draw term loans for the 24-month period after the amendment date, with a commitment fee equal to 0.75% per annum on the unfunded amount;

•	LIBOR and LIBOR loans were removed from the agreement and replaced with SOFR (secured overnight financing rate) and SOFR loans;

•	the applicable margin definition was amended to mean 4.5% for ABR loans and 5.5% for SOFR loans;

•	the Company paid an amendment fee of $0.5 million.

Second Lien Term Loan, due August 2026. On August 27, 2021, QuarterNorth Energy Holding Inc., as borrower, and its parent entity and subsidiaries, as guarantors, entered into the Second Lien Term Loan Agreement (“SLTL”), with lenders party thereto and Cantor Fitzgerald Securities, as administrative agent and collateral agent for the lenders.

On August 27, 2021, the Company borrowed $185 million under the SLTL. Cash proceeds received were $180.4 million, equal to the borrowing amount less an issue discount of $3.7 million and fees of $0.9 million.

Borrowings under the SLTL bear interest at either an ABR plus an applicable margin of 7.00% or LIBOR plus an applicable margin of 8.00%. The Company may, at its sole discretion, elect to pay interest-in-kind (“PIK”), by delivering a PIK notice to the lenders during any PIK election trigger period. The PIK election trigger period is a period in which the borrower and its restricted subsidiaries have less than $75.0 million as of the end of the most recently ended fiscal quarter. Obligations under the SLTL are secured by second liens on substantially all of our assets. The SLTL requires ongoing compliance with affirmative and negative covenants.

QuarterNorth has the right at any time and from time to time to prepay the SLTL in whole or in part, without premium or penalty, in an aggregate principal amount that is an integral multiple of $0.5 million and not less than $1.0 million.

Affirmative covenants include, among others, requirements of QuarterNorth relating to: (i) minimum hedging requirements; (ii) the preservation of existence; (iii) the payment of obligations, including taxes; (iv) the maintenance of insurance and books and records; (v) the compliance with laws and material contracts; (vi) compliance with environmental law (vii) use of proceeds; (viii) notice of certain material events; and (ix) certain periodic reporting requirements.

Negative covenants include, among others, restrictions on QuarterNorth’s and its subsidiary guarantors’ ability to, subject in each case to certain exceptions and baskets: (i) create, incur, assume or suffer to exist indebtedness; (ii) create or permit to exist liens on their properties; (iii) merge with or into another person, liquidate or dissolve; (iv) make asset sales; (v) pay cash dividends or other restricted payments; and (vi) enter into transactions with affiliates.

Further, negative covenants in the SLTL restrict QuarterNorth’s ability to engage in business activities other than those, among other things, related to the ownership of interest in QuarterNorth, performing our obligations under other indebtedness documents and receiving restricted payments.

Subsequent Event

On March 22, 2021, the SLTL was amended to make the restricted payment baskets consistent with the FLTL, as amended.

As of December 31, 2021, QuarterNorth was in compliance with all covenants under the FLTL and SLTL.

Note 6—Asset Retirement Obligations

The following table summarizes the activity for our asset retirement obligations for the period from August 27, 2021 through December 31, 2021.

Beginning balance	$—
Liabilities incurred or assumed through acquisition	192,653
Liabilities settled	(8,067)
Accretion expense	5,547
Revisions to previous estimates	3,381

$193,514

Current portion	$10,553
Long-term portion	182,961

$193,514

Note 7—Risk Management Activities

Our principal market risks are our exposure to changes in commodity prices, particularly to the prices of crude oil and natural gas, and nonperformance by our counterparties.

Our revenues are derived principally from the sale of crude oil and natural gas. The prices of crude oil and natural gas are subject to market fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors beyond our control. We monitor these risks and enter into commodity derivative contracts to secure a commodity price for a portion of our expected future production that is acceptable at the time of the transaction. We do not enter into derivative contracts for speculative purposes.

The counterparties to our derivative contracts include financial institutions and purchasers of crude oil and natural gas. Our derivative contracts expose us to market and credit risks, and which may, at times, be concentrated with certain counterparties or groups of counterparties. The credit worthiness of our counterparties is subject to continual review. We monitor the nonperformance risk of ourselves and of each of our counterparties and assesses the possibility of whether each counterparty to the derivative contract would default by failing to make any contractually required payments as scheduled in the derivative instrument in determining the fair value.

Our commodity derivative contracts may include, but are not limited to, “swap”, “collar” and “put” positions. Commodity derivative contracts outstanding as of December 31, 2021 are shown below:

Crude Oil (WTI Index)
	Swaps		Collars			Puts
Period	Volume (MBbls)	Average $/Bbl	Volume (MBbls)	Floor $/Bbl	Ceiling $/Bbl	Volume (MBbls)	Average $/Bbl
1st Qtr 2022	1,350	$64.72	—	$—	$—	270	$65.00
2nd Qtr 2022	1,061	63.38	31	60.00	85.05	273	65.00
3rd Qtr 2022	859	63.36	123	60.00	85.05	276	65.00
4th Qtr 2022	898	65.46	—	—	—	276	65.00
1st Qtr 2023	31	60.42	374	60.00	76.70	—	—
2nd Qtr 2023	346	64.54	—	—	—	—	—

Natural Gas (Henry Hub Index)
	Puts
Period	Volume (MMBtu)	Average $/MMbtu
1st Qtr 2022	1,440,000	$2.50
2nd Qtr 2022	1,365,000	2.50
3rd Qtr 2022	1,380,000	2.50
4th Qtr 2022	1,380,000	2.50
1st Qtr 2023	630,000	2.75
2nd Qtr 2023	509,600	2.50

With swaps, we receive an agreed upon fixed price for a specified notional quantity of oil or natural gas and we pay the counterparty a floating price for that same quantity based upon published index prices. Index pricing used is based on grades that we believe best represent the revenue we receive for our underlying physical production. Our swap contracts provide us with protection if market prices decline below the contracted price. If market prices rise above the contracted prices, we will receive less revenue than in the absence of swaps.

Collars contain a fixed floor price and a fixed ceiling price. If the published index price exceeds the ceiling price or falls below the floor price, we receive the fixed price and pay the index price. If the index price is between the floor and ceiling prices, no payments are due from either party.

A put option gives the owner the right, but not the obligation, to sell the underlying commodity at a specified price (strike price) within a specific time period. Depending on market conditions, strike prices, and the value of the contracts, we may, at times, purchase put options, which require us to pay premiums. The premiums may be paid when the option is purchased, or deferred until each monthly settlement occurs. The ownership of put options is consistent with our derivative strategy inasmuch as the value of the puts will increase as commodity prices decline, helping to offset the cash flow impact of a decline in realized prices for the underlying commodity. However, if the underlying commodity increases in value, there is a risk that the put option will expire worthless, in which case the net premiums paid would be recognized as a loss.

Subsequent Event

During 2022, we entered into the following commodity derivative contracts:

	Crude Oil (WTI Index)
	Swaps		Calls
Period	Volume (MBbls)	Average $/Bbl	Volume (MBbls)	Average $/Bbl
4th Qtr 2022	184	$86.65	184	$90.00
1st Qtr 2023	270	83.10	270	90.00
2nd Qtr 2023	273	83.10	273	90.00

The following reflects the fair values of our derivative contracts, including the fair value of option premiums, and the line items where they appear on our consolidated balance sheet:

	Balance Sheet Location	December 31, 2021
Commodity derivatives	Long-term assets	$182

	Total	$182

	Balance Sheet Location	December 31, 2021
Commodity derivatives	Current liabilities	$36,703
Commodity derivatives	Long-term liabilities	1,064

	Total	$37,767

The following reflects the effect of master netting agreements on the balance sheet presentation of our derivative contracts:

December 31, 2021
Assets:
Current	$3,124
Noncurrent	2,730

Total gross fair value	5,854
Less: counterparty offset	(5,672)

Total net fair value	$182

Liabilities:
Current	$39,827
Noncurrent	3,612

Total gross fair value	43,439
Less: counterparty offset	(5,672)

Total net fair value	$37,767

See Note 9 for additional disclosures related to derivative contracts.

Note 8—Stockholders’ Equity

On August 27, 2021, in conjunction with the Fieldwood Acquisition, the Company issued the following equity instruments:

Common Stock.

Certain holders of Fieldwood’s debt contributed a portion of their holdings to the Company in exchange for five million shares of our common stock. The contributed debt constituted the credit-bid portion of the Fieldwood Acquisition consideration.

The Company issued to certain of Fieldwood’s creditors stock subscription rights to acquire $40 million of our common stock, issued at a 43% discount to the value of our equity on the Effective Date. In total, 720,305 shares were issued, in exchange for $40 million in cash.

An ad hoc group of Fieldwood’s creditors agreed to provide backstop coverage to a portion of the $40 million subscription rights offering in exchange for a backstop fee payable in shares of the Company. The backstop fee was paid with our issuance of 324,192 shares of our common stock.

Stock Warrants

In conjunction with the Fieldwood acquisition, the Company issued stock warrants that provide the holder with the right to purchase shares of our common stock. The warrants were valued using a Black-Scholes-Merton option pricing model to derive a relative fair value and are not subject to subsequent remeasurement. The warrants have been classified as equity and are recognized within additional paid-in capital in our consolidated balance sheet. The following table summarizes the warrants issued:

Description	Shares	Term	Exercise Price	Fair Market Value
GUC Warrants	389,330	8 years	$166.09	$9,890
SLTL Tranche 1 Warrants	2,780,926	8 years	166.09	70,643
SLTL Tranche 2 Warrants	5,355,857	8 years	189.42	127,945
New Money Warrants	1,908,828	7 years	0.01	—

As of December 31, 2021, the holders of the New Money Warrants had exercised 929,268 warrants with an exercise price of $0.01.

Subsequent Event

The Board of Directors has approved and declared a dividend on common equity of up to $30 million ($3.772 per share of common stock and New Money Warrant, subject to rounding). The dividend will be paid on April 12, 2022 to all common stock and New Money Warrant holders of record as of March 29, 2022.

Note 9—Fair Value Measurements

Derivative Contracts

Our commodity derivative contracts are presented in our consolidated financial statements at fair value. These contracts consist of over-the-counter transactions, which are not traded on a public exchange.

The fair values of our commodity derivative contracts are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. Therefore, we have categorized these contracts as Level 2.

We have consistently applied these valuation techniques and believe we have obtained the most accurate information available for the types of derivative contracts we hold.

The following table sets forth, by level within the fair value hierarchy, our derivative assets and liabilities measured at fair value on a recurring basis as of December 31, 2021:

	Total	Level 1	Level 2	Level 3
Assets
Commodity derivative contracts	$182	$—	$182	$—

	$182	$—	$182	$—

Liabilities
Commodity derivative contracts	$37,767	$—	$37,767	$—

	$37,767	$—	$37,767	$—

These derivative assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

Business Combination

On August 27, 2021, we acquired oil and natural gas properties from Fieldwood Energy, and recorded the assets acquired and liabilities assumed at their acquisition date fair values. See Note 3, for a discussion of the fair value approaches used by the Company and the classification of the estimates within the fair value hierarchy.

Debt

We use a market approach to determine the fair value of our debt using estimates provided by an independent financial data services firm (a Level 2 fair value measurement). The carrying amount and fair value of our debt as of December 31, 2021 is shown in the following table.

	Carrying Amount	Fair Value
First Lien Term Loan	$100,000	$100,000
Second Lien Term Loan	180,294	185,000

	$280,294	$285,000

We believe the carrying values of cash, accounts receivable, accounts payable, and accrued liabilities included in the accompanying consolidated balance sheet approximate their fair value as of December 31, 2021.

Asset Retirement Obligations

We follow the provisions of ASC 820, for nonfinancial assets and liabilities measured at fair value on a non-recurring basis. These provisions apply to the Company’s initial recognition of asset retirement obligations for which fair value is used. The asset retirement obligation estimates are derived from historical costs and management’s expectation of future cost environments; and therefore, the Company has designated these liabilities as Level 3. See Note 6 for a reconciliation of the beginning and ending balances of the Company’s asset retirement obligations.

Note 10—Employee Benefits

We sponsor a qualified 401(k) Plan that provides for matching of up to 100% of the first 6% of employee contributions. Employees are immediately 100% vested in their contributions and our matching contributions. Our matching contributions were $0.7 million for the period from August 27, 2021, through December 31, 2021.

Note 11—Related Party Transactions

We have agreements to provide technical, operational, engineering, procurement, construction and installation services, management and administrative services to Fieldwood Mexico. Fees pursuant to these agreements were $7.4 million for the period from August 27, 2021, through December 31, 2021. They have been recognized in the financial statements as reductions of general and administrative expense.

Note 12—Commitments and Contingencies

Legal Proceedings. From time to time, we may be involved in litigation arising out of the normal course of our business. We maintain insurance coverage applicable to certain litigation, which, subject to applicable deductibles, may reduce our actual liability under any litigation. In management’s opinion, we are not involved in any litigation, the outcome of which would have a material effect on our consolidated financial position, results of operations, or liquidity.

Note 13—Assets Held for Sale

As part of the Fieldwood acquisition, we acquired Fieldwood’s investment in Fieldwood Mexico, B.V. (“Mexico”). Prior to the Acquisition, Fieldwood entered into a purchase and sale agreement to sell its investment to a subsidiary of PJSC Lukoil Oil Company, but the transaction closing was on hold pending the Mexican government’s approval of the transaction. Our investment in Mexico was $53.9 million as of December 31, 2021.

Subsequent Event

During the first quarter of 2022, the Company completed its sale of the Mexico investment. We received $53.6 million at closing. The remaining sales price of $4.5 million is in a holdback account, which we expect to receive in less than one year. A portion of the proceeds were used to make a $35 million principal payment on our FLTL. See Note 5 for more information.

Note 14—Income Taxes

Components of income tax expense for the period from August 27, 2021 through December 31, 2021 are as follows:

Current:
Federal	$—
State	2

Total current income tax expense	2

Deferred:
Federal	3,160
State	220
Valuation allowance	—

Total deferred income tax expense	3,380

Total income tax expense	$3,382

Our reconciliation of income taxes computed at the U.S. federal statutory tax rate to our income tax expense is as follows:

Income before income taxes	$14,911

Income tax expense at the federal statutory rate	$3,203
Increases resulting from:
State tax expense at the statutory rate, net	176
Permanent items	3

Income tax expense	$3,382

Effective income tax rate	22.7%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities as of December 31, 2021 are:

Deferred tax assets:
Derivative contracts	$4,688
Net operating loss	21,375
Asset retirement obligations	42,839
Leases	2,499
Other	6

71,407

Deferred tax liabilities:
Property and equipment, net	70,505
Accruals	1,153
Leases	2,427
Other property and equipment, net	701

74,786

Net deferred tax asset (liability) before valuation allowance	(3,380)
Less: valuation allowance	—

Net deferred tax liability	$(3,380)

Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement methodology for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As of December 31, 2021, we had no unrecognized tax benefits.

We file income tax returns in the U.S. federal jurisdiction and in Louisiana and Texas.

Any net operating loss carryforwards (“NOLs”) generated can be carried forward indefinitely. As of December 31, 2021 we have NOLs of $97 million that can be carried forward indefinitely.

Note 15—Significant Risks and Uncertainties

Oil and Natural Gas Prices

The price that we receive for our oil and natural gas production affects our revenue, profitability, liquidity, access to capital and future growth rate. Historically, the oil and natural gas markets have been volatile and will likely continue to be volatile in the future. Oil and natural gas prices depend on numerous factors, all of which are beyond our control. These factors include, but are not limited to, the following:

•	changes in supply and demand for oil and natural gas;

•	actions by the Organization of Petroleum Exporting Countries and other state-controlled oil companies;

•	the price and quantity of imports of foreign oil and natural gas;

•	speculation as to the future price of oil and the speculative trading of oil futures contracts;

•	global economic conditions, including the strength of the U.S. dollar;

•	the level of global oil and natural gas exploration and production activity;

•	weather conditions and other natural disasters; and

•	the length and severity of the recent COVID-19 (coronavirus) outbreak, including its impacts on the price and demand for oil and natural gas, and overall global economic activity.

Significant declines in oil and natural gas prices for an extended period may have the following effects on our business:

•	limiting our financial condition, liquidity, ability to finance our capital expenditures and results of operations;

•	reducing the amount of oil and natural gas that we can produce economically;

•	causing us to delay, postpone or terminate our exploration and development activities;

•	reducing any future revenues, operating income and cash flows;

•	reducing the carrying value of our crude oil and natural gas properties; or

•	limiting our access to sources of capital, such as equity and debt.

BOEM Financial Assurances Requirements

The Bureau of Ocean Energy Management (“BOEM”) requires that lessees demonstrate financial strength and reliability according to its regulations or post surety bonds or other acceptable financial assurances that such decommissioning obligations will be satisfied. Presently, we do not have any supplemental bonding requests outstanding.

On July 14, 2016, BOEM issued Notice to Lessees and Operators (“NTL”) 2016-N01 revising supplemental bonding requirements and procedures related to obligations for decommissioning activities on the federal Outer Continental Shelf of the Gulf of Mexico. NTL 2016-N01 would have implemented a phase-in period for establishing compliance with additional security obligations for certain categories of properties covered under NTL 2016-N01, whereby a lessee may seek compliance with its additional security requirements under a tailored plan that is approved by BOEM. On January 6, 2017, BOEM suspended the implementation of NTL 2016-N01 for a six-month period and withdrew all previously issued bonding orders. On June 22, 2017 suspension on the implementation of NTL 2016-N01 was extended beyond the initial six-month period. At this time, a new timeline for finalization has not been determined. Were BOEM to finalize implementation of NTL 2016-N01, or a similar NTL or regulation, this could result in additional demands for surety bonds or other financial assurances.

The availability of surety bonds to the Company as well as the terms, cost and collateral requirements may change subject to market conditions and the surety providers’ evaluation of the creditworthiness of the Company. If we fail to comply with any future orders of BOEM to provide additional surety bonds or other financial assurances, BOEM could commence enforcement proceedings or take other remedial action, including assessing civil penalties, ordering suspension of operations or production, or initiating procedures to cancel leases, which, if upheld, could have a material adverse effect on our business, properties, results of operations and financial condition.

Note 16 – Supplemental Consolidating Financial Information

QuarterNorth Energy Holding Inc. is the borrower under the loans described in Note 5. The following condensed consolidating financial statements shows the accounts of the parent company, QuarterNorth Energy Inc. on a standalone basis, the accounts of the borrower and its consolidated subsidiaries, and intercompany eliminations to arrive at the consolidated statements of the Company.

QUARTERNORTH ENERGY INC.

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2021

(In thousands)

	QuarterNorth Energy Inc.	QuarterNorth Energy Holding Inc.	Intercompany Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$218,512	$—	$218,512
Accounts receivable and other assets	—	255,558	—	255,558

Total current assets	—	474,070	—	474,070

Property and equipment net	—	1,187,601	—	1,187,601
Investments in subsidiaries	1,007,428	—	(1,007,428)	—
Advances to (from) subsidiaries	(173)	173	—	—
Other assets	39	12,025	(39)	12,025

Total assets	$1,007,294	$1,673,869	$(1,007,467)	$1,673,696

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$—	$98,661	$—	$98,661
Current maturities of debt	—	15,000	—	15,000
Other current liabilities	—	87,187	—	87,187

Total currrent liabilities	—	200,848	—	200,848

Long-term debt	—	265,294	—	265,294
Asset retirement obligations	—	182,961	—	182,961
Other long-term liabilities	—	17,338	(39)	17,299

Total liabilities	—	666,441	(39)	666,402

Stockholders’ equity	1,007,294	1,007,428	(1,007,428)	1,007,294

Total liabilities and stockholders’ equity	$1,007,294	$1,673,869	$(1,007,467)	$1,673,696

QUARTERNORTH ENERGY INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

PERIOD FROM AUGUST 27, 2021 THROUGH DECEMBER 31, 2021

(In thousands)

	QuarterNorth Energy Inc.	QuarterNorth Energy Holding Inc.	Intercompany Eliminations	Consolidated
Revenues
Total revenues	$—	$212,786	$—	$212,786

Operating expenses
Lease operating expense	—	50,090	—	50,090
Depletion, depreciation and amortization	—	68,258	—	68,258
General and administrative expense	173	3,161	—	3,334
Other operating expense	—	22,705	—	22,705

Total operating expense	173	144,214	—	144,387

Income (loss) from operations	(173)	68,572	—	68,399
Other income (expense), net
Equity in earnings of subsidiaries	11,663	—	(11,663)	—
Other	—	(53,488)	—	(53,488)

Income (loss) before income taxes	11,490	15,084	(11,663)	14,911
Income tax (expense) benefit	39	(3,421)	—	(3,382)

Net income	$11,529	$11,663	$(11,663)	$11,529

Note 17—Supplemental Information on Oil and Natural Gas Operations (Unaudited)

Oil and Natural Gas Reserves

Proved reserves represent estimated quantities of natural gas, crude oil and condensate and natural gas liquids that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions in effect when the estimates were made. Proved developed oil and natural gas reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates were made. Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” oil and natural gas reserves is very complex, requiring significant subjective decisions.

Results of Operations for Oil and Gas Producing Activities

Separate disclosure is not required because our oil- and gas-producing activities represent substantially all of our business activities, and we operate in a single geographic area. See our consolidated statement of operations.

Costs Incurred

The following table reflects the costs incurred in oil and natural gas property acquisition, exploration and development activities for the period from August 27, 2021 through December 31, 2021. Costs incurred also includes capitalized general and administrative expense, acquired asset retirement obligations, new asset retirement obligations established in the current period, as well as increases or decreases to our asset retirement obligations resulting from changes to cost estimates during the current period.

Acquisition costs
Proved	$1,047,452
Unproved	165,317
Exploration costs	14,215
Development costs	25,149

$1,252,133

Capitalized Costs

The following table illustrates the total amount of capitalized costs and accumulated depreciation, depletion and amortization relating to our oil and natural gas properties as of December 31, 2021.

Proved properties	$1,078,013
Unproved properties, not being amortized	174,120
Accumulated DD&A	(67,700)

$1,184,433

The following table sets forth certain information relative to the amortization of our investment in oil and gas properties and the impairment of our oil and gas properties for the period from August 27, 2021 through December 31, 2021.

Provision for DD&A	$67,700
Impairment of oil and gas properties	—
DD&A per BOE	1.02

Proved Reserves

The following information summarizes our net proved reserves of oil (including condensate), natural gas and natural gas liquids as of December 31, 2021. All of our oil and natural gas reserves are located in the U.S. Gulf of Mexico.

	Oil (MBbls)	Natural Gas (MMcf)	NGL (MBbls)	Mboe
Estimated proved reserves	42,507	111,155	5,522	66,555

Estimated proved developed reserves	22,732	58,526	2,968	35,454

Estimated proved undeveloped reserves	19,775	52,629	2,554	31,101

Management believes the reserve estimates presented herein are reasonable and prepared in accordance with guidelines established by the SEC as prescribed in Regulation S-X, Rule 4-10 as of December 31, 2021. However, there are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond our control. See Note 15 for a listing of significant risks and uncertainties. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all oil and natural gas reserve estimates are to some degree subjective, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future crude oil and natural gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data.

Therefore, the standardized measure of discounted future net cash flows (Standardized Measure) shown below represents estimates only and should not be construed as the current market value of the estimated reserves attributable to our oil and gas properties. The Standardized Measure has been developed utilizing ASC 932, Extractive Activities – Oil and Gas (ASC 932) procedures and based on oil and natural gas reserve production volumes estimated by the Company’s engineering staff.

The Company believes that the following factors should be taken into account when reviewing the following information:

•	future costs and selling prices will probably differ from those required to be used in these calculations;

•	due to future market conditions and governmental regulations, actual rates of production in future years may vary significantly from the rate of production assumed in the calculations;

•	a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and natural gas revenues; and

•	future net revenues may be subject to different rates of income taxation.

Standardized Measure of Discounted Future Net Cash Flows

At December 31, 2021, as specified by the SEC, the prices for oil and natural gas used in this calculation were the unweighted 12-month average of the first day of the month prices. The 2021 average historical twelve-month oil and natural gas prices were $66.56 per Bbl of oil, $43.80 per Bbl of natural gas liquids and $3.61 per Mcf of natural gas. Estimates of future income taxes are computed using current income tax rates including consideration for estimated future statutory depletion and tax credits. The resulting net cash flows are reduced to present value amounts by applying a 10% discount factor.

Future cash inflows	$3,418,529
Future production costs	(799,762)
Future development costs	(792,663)
Future income taxes	(330,129)

1,495,975
10% annual discount	(362,270)

Standardized measure of discounted future net cash flows	$1,133,705